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                                                                   Exhibit 11



                       Ford Motor Company and Subsidiaries

           COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
         IN ACCORDANCE WITH OPINION 15 OF THE ACCOUNTING PRINCIPLES BOARD
         ----------------------------------------------------------------



                                                               First Quarter 1994                    First Quarter 1993
                                                        -----------------------------         -------------------------------
                                                                          Income                                Income
                                                        Avg. Shares     Attributable          Avg. Shares     Attributable
                                                         of Common       to Common             of Common       to Common
                                                        and Class B   and Class B Stock       and Class B   and Class B Stock
                                                           Stock                   Per           Stock       Per
                                                        Outstanding     Total     Share       Outstanding    Total      Share
                                                        -----------   ---------  -------      -----------  ---------   -------
                                                        (Mils.)       (Mils.)                 (Mils.)      (Mils.)
Preliminary Earnings Per Share Calculation              500           $832       $1.66        490          $500        $1.02

 I. Primary Earnings Per Share
    --------------------------
    . Assuming exercise of options                       22                                    18
    . Assuming purchase of shares with proceeds
       of options                                       (12)                                  (11)
    . Assuming issuance of shares contingently
       issuable                                           1                                     1
    . Uncommitted ESOP shares                            (3)                                    -
                                                        ---                                   ---
        Net Common Stock Equivalents                      8                                     8
                                                        ---                                   ---
    Primary Earnings Per Share Calculation              508           $832       $1.64a/      498          $500        $1.00a/
                                                        ===           ====       =====        ===          ====        =====

II. Fully Diluted Earnings Per Share
    --------------------------------
    Primary Earnings Per Share Calculation              508           $832       $1.64        498          $500        $1.00

    . Assuming conversion of convertible
       preferred stock                                   75             48b/                   75            48b/
    . Reduction in shares assumed to be
       purchased with option proceedsc/                   0                                     1
                                                        ---           ----                    ---          ----
    Fully Diluted Earnings Per Share
     Calculation                                        583           $880       $1.51        574          $548        $0.95
                                                        ===           ====       =====        ===          ====        =====





- - - - - - -
a/ The effect of common stock equivalents and/or other dilutive securities was not material in this period; therefore, the amount presented on the income statement is the Preliminary Earnings Per Share Calculation.
b/ Reflects the elimination of preferred dividends upon conversion.
c/ Incremental effect of dividing assumed option proceeds by the ending price, rather than the average price, of Common Stock for each period when the ending price exceeds the average price.
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